MINUTES OF THE
                         ANNUAL MEETING OF SHAREHOLDERS
                                       OF
                               1ST GENX.COM, INC.

     Meeting was called to order at 11:10 AM March 6, 2001 at 2921 N. Tenaya Way, Las Vegas, NV 89128.

     The Inspector of Election reported that 44,067,817 shares of common stock were eligible to note at the meeting. 32,597,900 shares were present in person or by proxy. A quorum was in attendance.

     The First order of business was to elect directors to serve for one year or until the next Annual Meeting or until their successors are duly qualified.

         32,597,900 shares were cast in favor of:
                                    Antal Markus
                                    Allan Serwa
                                    Paul Hole
         Zero vote against

     The Second order of business was to Amend Article IX of the Articles of Incorporation changing the authorized capital to 200,000,000 shares of common stock at one mil ($.001) par value. After a motion and second 32,597,900 shares voted in favor of the recapitalization and zero voted against.

     In other business brought before the meeting it was suggested that the corporate name change to: 1st GENX, INC.

     After a long merit discussion it was moved and seconded to Amend Article 1 of the Articles of Incorporation and change the name.

     32,597,900 shares voted FOR and zero voted against.

     A director then raised a question about an Employee Stock Initiative Plan. It was moved and seconded that the directors investigate and implement a qualified plan.

     A management presentation of the companies outlook if the company was discusses. A reverse split of the outstanding common stock and the decision was that the directors would use their prerogative if a reverse split for the betterment of the Corporation.

     The meeting was adjourned at 11:52 AM, March 6, 2001.


                                        /S/Antal Markus
                                        Acting Secretary of the Meeting

Dated March 6, 2001